Slow Capital, Inc.

Code of Ethics

Reviewed Date: September 18, 2024

Introduction and Things You Should Know

This is the Code of Ethics (the "Code") of Slow Capital, Inc. (the "Company"). The Code includes the following sections:

•	Definitions
•	Fiduciary Duty Standards
•	Code of Ethics Compliance and Administration
•	Guidelines for Professional Standards
•	Personal Trading Policies
•	Sanctions and Reporting Violations
•	Insider Trading Policies

Investment advisers are fiduciaries that owe their undivided loyalty to their clients.  Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act and Rule 17(j)-1 of the Investment Company Act require each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•	The adviser’s fiduciary duty to its clients;
•	Compliance with all applicable Federal Securities Laws;
•	Reporting and review of personal Securities transactions and holdings;
•	Reporting of violations of the code; and
•	Delivery of the code to all Associated Persons.

In addition, Rule 17j-1(b) of the Investment Company Act makes it unlawful for any affiliated person of the Adviser of an investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by a Fund:

•	to employ any device, scheme or artifice to defraud the investment company;
•	to make any untrue statement of a material fact to the investment company or to omit to state a material fact necessary in order to make the statements made to the investment company, in light of the circumstances under which they are made, not misleading;
•	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the investment company; or
•	to engage in any manipulative practice with respect to the investment company

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Do not guess at the answer.

The Company expects all Associated Persons to comply with the spirit of the Code, as well as the specific requirements contained in the Code.

The Company treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Company may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of the trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code even if no clients are harmed by your conduct.

Definitions

These terms have special meanings as used in this Code of Ethics:

Access Person - An "Access Person" is a Supervised Person who has access to nonpublic information regarding any client's purchase or sale of securities, is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic. All of the Company's directors, officers, and partners are presumed to be Access Persons. The Company considers all of its employees Access Persons. Therefore, all employees are subject to the requirements of this Code of Ethics.

Advisory Client - Any person for whom, or entity for which, the Company serves an investment adviser, renders investment advice, or makes any investment decisions for compensation is considered to be a client.

Associated Person - For purposes of this Code, all Supervised Persons and Access Persons are collectively referred to as 'Associated Persons'.

Beneficial Ownership - Means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities, including those owned by members of an Access Person's immediate family living in the Access Person's household, as defined below.

Chief Compliance Officer - Means Gesa Jaravata, or another person that has been designated to perform the functions of Chief Compliance Officer when the named Chief Compliance Officer is not available. For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by another qualified individual, and shall be clearly denoted in the Company's compliance files.

Contribution - See "Political Contribution."

Covered Account - Means any account in which an Access Person has any direct or indirect Beneficial Ownership.

Covered Associate - "Covered Associate" in reference to political contributions shall mean: (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) Any employee who solicits a government entity for the Company and any person who supervises, directly or indirectly, such employee; and (iii) Any political action committee controlled by the Company or by any of the aforementioned persons.

Covered Securities - Means anything that is considered a "security" under the Investment Advisers Act of 1940. This is a very broad definition of security. It includes most kinds of investment instruments, including things that one might not ordinarily think of as "securities," such as:

•	exchange traded funds;
•	options on securities, on indexes and on currencies;
•	investments in all kinds of limited partnerships;
•	investments in foreign unit trusts and foreign mutual funds; and
•	investments in private investment funds and hedge funds.

If there is any question or doubt about whether an investment is a considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

Insiders - The concept of "insider" is broad, and includes all Associated Persons of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank lending officers and the Associated Persons of such organizations.

Insider Trading - While the law concerning "insider trading" is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Non-Public Information - Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Material Information - "Material information" generally includes:

•	any information that a reasonable investor would likely consider important in making his or her investment decision; or
•	any information that is reasonably certain to have a substantial effect on the price of a company's securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Members of the Family/Household - "Members of the Family/Household" include:

•	A spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support);
•	Children under the age of 18;
•	Children who are 18 or older (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support); and
•	Any of the people who live in the Access Person's household including: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, in-laws, and adoptive relationships.

Non-Reportable Securities - "Non-Reportable Securities" are:

•	Direct Obligations of the US Treasury;
•	Bankers' acceptance, Certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements;
•	Money market fund shares;

•	Shares of open end mutual funds, unless the Company or a control affiliate acts as the investment adviser or principal underwriter for the fund;
•	Shares issued by unit investment trusts that are invested exclusively in unaffiliated mutual funds;
•	Securities held in accounts over which the access person had no direct or indirect influence or control; or
•	Transactions effected pursuant to an automatic investment plan.

Political Contribution - "Political Contribution" or "Contribution" shall include a gift, subscription, loan, advance, deposit of money, or anything of value including payments for debts incurred in an election.

Security Held or to be Acquired by a Fund - means the following: (i) any Covered Security which, within most recent 15 days: (A) is or has been held by the Fund; or (B) is being considered or has been considered by the Adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security. Such definition also includes the writing of an option to purchase or sell a Covered Security.

Private Placement – Also known as a “Limited Offering.”  An offering that is exempt from registration pursuant to sections 4(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

Qualified Custodian - Financial institutions that clients and advisers customarily turn to for custodial services. These include banks and savings associations and registered broker-dealers.

Reportable Securities - Means all Covered Securities, except Non-Reportable Securities, in which an Access Person has Beneficial Ownership.

Supervised Person - A "Supervised Person" is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. This may also include all temporary workers, consultants, independent contractors, and anyone else designated by the Chief Compliance Officer. For purposes of the Code, such ‘outside individuals' will generally only be included in the definition of a supervised person, if their duties include access to certain types of information, which would put them in a position of sufficient knowledge to necessitate their inclusion under the Code. The Chief Compliance Officer shall make the final determination as to which of these are considered supervised persons.

Fiduciary Duty Standards

This Code of Ethics is based on the principle that the Company has a fiduciary duty to place the interests of clients ahead of the Company's interests. The Company must avoid activities, interests, and relationships that might interfere with making decisions in the best interests of the Company's Advisory Clients.

All Associated Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Associated Persons.

We expect all Associated Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, the Company must act in its Clients’ best interests. Neither the Company, nor any Associated Person should ever benefit at the expense of any Client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Guidelines for Professional Standards

•	At all times, all Associated Persons must comply with applicable federal securities laws and must reflect the professional standards expected of those engaged in the investment advisory business, and they shall act within the spirit and the letter of the federal, state, and local laws and regulations pertaining to investment advisers and the general conduct of business. These standards require all personnel to be judicious, accurate, objective, and reasonable in dealing with both clients and other parties so that his or her personal integrity is unquestionable.
•	All Associated Persons are required to report any violation of the Code, by any person, to the CCO or other appropriate persons of the Company immediately. Such reports will be held in confidence.
•	Associated Persons must place the interests of Advisory Clients first. All Associated Persons must scrupulously avoid serving his or her own personal interests ahead of the interests of the Company's Advisory Clients. In addition, Associated Persons must work diligently to ensure that no client is preferred over any other client.
•	Associated Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve the Company and/or its Associated Persons on one hand and Clients on the other hand will generally be fully disclosed and/or resolved in a way that favors the interests of the Clients over the interests of the Company and its Associated Persons. If an Associated Person believes that a conflict of interest has not been identified or appropriately addressed, that Associated Person should promptly bring the issue to the CCO’s attention.
•	All Associated Persons are naturally prohibited from engaging in any practice that defrauds or misleads any client, or from engaging in any manipulative or deceitful practice with respect to clients or securities.
•	No Associated Person may serve on the board of directors of any publicly traded company without prior written permission from the CCO.
•	The CCO will not cause or attempt to cause any Advisory Client to purchase, sell, or hold any secuirty in a manner calculated to create any personal benefit, or on behalf of the Company.
•	You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting the Company’s services, and engaging in other professional activities.
•	Associated Persons must conduct all personal securities transactions in full compliance with this Code. Doubtful situations should be resolved in favor of Advisory Clients and in cooperation with the CCO. Technical compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that could indicate a violation of the Company's fiduciary duties.

•	Personal transactions in securities by Access Persons must be transacted to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Company's clients. Likewise, Associated Persons must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with the Company at the expense of clients, or that otherwise bring into question the person's judgment.
•	Associated Persons are subject to Insider Trading Policies adopted by the Company to detect and prevent the misuse of material non-public information.
•	No Associated Person shall communicate information known to be false to others (including but not limited to clients, prospective clients and other Associated Persons) with the intention of manipulating financial markets for personal gain.
•	Associated Persons are prohibited from accepting compensation for services from outside sources without the specific prior written permission of the CCO.
•	When any Associated Person faces a conflict or potential conflict between his or her personal interest and the interests of clients, he or she is required to immediately report the conflict to the CCO for instructions regarding how to proceed.
•	Associated Persons must treat recommendations and actions of the Company as confidential and private matters. Accordingly, we have adopted a Privacy Policy to prohibit the transmission, distribution, or communication of any information regarding securities transactions in client accounts or other non-public information, except to broker-dealers or other bona fide service providers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Company, without the prior written approval of the CCO.
•	No Associated Person shall intentionally sell to or purchase from a client any security or other property.
•	No Associated Person shall provide loans or receive loans from clients.

Code of Ethics Compliance and Administration

The CCO administers the Code of Ethics . All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) the Company to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge duties under the Code of Ethics.

There are three Reporting Forms that an Access Person must complete under this Code. Additional information on, and copies of, these Reporting Forms is included below. You can also get copies of the Reporting Forms from the CCO.

Nothing herein shall prohibit or impede in any way an Associated Person or former Associated Person from reporting a possible securities law violation directly to the SEC or other regulatory authority. In addition, the Company will not retaliate in any way against an Associated Person or former Associated Person for providing information relating to a possible securities law violation to the SEC or other regulatory authority.

The Company's management will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments will be distributed to all Associated Persons of the Company, and the Company shall require each Associated Person to provide in writing an acknowledgement of their receipt, understanding and acceptance of the change(s).

Associated Persons are generally expected to discuss any perceived risks or concerns about the Company’s business practices with their direct supervisor. However, if an Associated Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, the Associated Person should bring the matter to the CCO’s attention, or if the supervisor is the CCO, then to the attention of the owner of the firm.

The Company will distribute the Company’s Code of Ethics to each Associated Person upon the commencement of employment and upon any amendment to the Code of Ethics.

All Associated Persons must acknowledge that they have received, read, understand, and agree to comply with the Company’s Code of Ethics. Complete the Agreement to Abide by Code of Ethics, which includes acknowledgment of the Code of Ethics, and submit the completed form to the CCO upon commencement of employment. All Associated Persons will be required to acknowledge in writing receipt of any amendments made to this Code of Ethics.

The Company will describe its Code of Ethics in Part 2A of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for the Company’s Code of Ethics should be directed to the CCO.

The CCO will maintain a copy of this Code of Ethics in the Company's files. Additionally, the CCO will review the Code of Ethics at least annually to ensure it remains appropriately aligned with the Company's advisory business.

Personal Trading Policies

Personal Securities Transactions

Personal trading activity conducted by the Company’s Access Persons should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Access Person trades should not involve trading activity so excessive as to conflict with the one’s ability to fulfill daily job responsibilities or to otherwise violate anti-manipulative or insider trading regulations.

Accounts Covered by the Code

The Company’s Code of Ethics applies to all accounts holding any Reportable Securities over which Access Persons have any Beneficial Interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

The Company considers all of its employees to be Access Persons.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

The following policies and procedures apply to all accounts owned or controlled by an Access Person, and any Covered Account. Any account in question should be addressed with the CCO immediately to determine if it is considered a covered account.

Improper trading activity can constitute a violation of this Code. Nevertheless, the Code can be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Individual conduct can violate this Code even if no clients are harmed by such conduct.

Reportable Securities

The Company requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares issued by open-end investment companies registered in the U.S.;
•	Interests in 529 college savings plans; and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Company or an affiliate.

Exchange-traded funds, or ETFs, are somewhat similar to open-end registered investment companies.

However, ETFs are Reportable Securities and are subject to the reporting requirements contained in the Company’s Code of Ethics.

Reporting Requirements

The Company must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must promptly report to the Company the opening of any new accounts, submit quarterly reports regarding Reportable Securities transactions, and report holdings on an annual basis.

The CCO will make all required records of personal transactions in Reportable Securities available to the required regulatory authority, promptly upon request. These include statements for all accounts for personal securities transactions.

All Access Persons must file reports as described below, even if there are no holdings, transactions, or accounts to list in the reports. Copies of the Reporting Forms are included at the end of the Code or can be obtained from the CCO. The Company may rely on brokerage statements to the extent such statements are made accessible to the CCO.

1. List of Accounts - Initial

Within 10 days of an individual becoming an Access Person, the Access Person must report to the Company all personal accounts and those in which they have Beneficial Interest by completing the Initial Accounts Reporting Form. This form must be completed by all new Access Persons and must include the reporting of all accounts that are permitted to hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities.

Initial Accounts Reporting Forms should be signed, dated, and submitted to the CCO within 10 days of becoming an Access Person.

2. List of Accounts – Annual

All Access Persons are responsible for promptly reporting to the Company the opening of any new personal and Beneficial Interest accounts. In addition, on an annual basis, Access Persons must report to the Company all personal accounts and those in which they have Beneficial Interest by completing the Accounts Reporting Form. This form must be completed for all accounts that are permitted to hold Reportable Securities, regardless of whether or not the account(s) currently holds Reportable Securities.

If you do not have any accounts to report, this should be indicated on the Accounts Reporting Form. Accounts Reporting Forms must be submitted to the CCO on or before January 31 of each year.

3. List of Accounts – Upon New Account Establishment

Access Persons must promptly report the opening or establishment of any accounts that are permitted to hold Reportable Securities during the Access Person’s affiliation with the Company, even if the Access Person does not expect that the account will hold Reportable Securities.

Reports regarding newly opened accounts should be submitted to the CCO within 30 days of account establishment. The Access Person is responsible for ensuring that the Company is aware of all holdings in the account, as well as of any transactions that may have taken place in the account since the account’s inception.

4. Initial Holdings Reports

No later than 10 calendar days after an Associated Person becomes an Access Person (or within 10 days of the adoption of this Code if the Associated Person was already an Access Person at the time of its adoption), that Access Person must file an Initial Holdings Report with the CCO.

If you do not have any holdings to report, this should be indicated on the Initial Holdings Report Form. Initial Holdings Reporting Forms must be signed, dated, and submitted to the CCO within 10 days of becoming an Access Person.

The Initial Holdings Report requires that each Access Person list all Reportable Securities on the date the Associated Person became an Access Person. It also requires each Access Person to list all brokers, dealers, and banks holding any Covered Account in which any securities are held on the date the Associated Person became an Access Person (or on the date this Code was adopted if the Associated Person was already an Access Person on such date).

Reports regarding newly opened accounts should be submitted to the CCO within 30 days of account establishment. The Access Person is responsible for ensuring that the Company is aware of all holdings in the account, as well as of any transactions that may have taken place in the account since the account’s inception.

Note: In lieu of completing the Reportable Securities section of the Initial or Annual Holdings Reporting Forms, for accounts held with a broker-dealer, you may provide duplicate account statements dated within the required reporting period and showing the account’s holdings as of that date. Any Reportable Securities not appearing on an account statement must be reported directly on the Reportable Securities section of the Initial or Annual Holdings Reporting Form.

5. Annual Holdings Reports

By January 31 of each year, each Access Person must file an Annual Holdings Report with the CCO.

The Annual Holdings Report requires the Access Person to list all Reportable Securities in Covered Accounts in which any securities are held, and in which the Access Person had Beneficial Ownership as of December 31 of the previous year. It also requires the Access Person to list all brokers, dealers, and banks holding any accounts in which any securities are held, and in which such person had direct or indirect Beneficial Ownership on December 31 of the previous year. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts to the Company, c/o the CCO, provided all required information is included in the report. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company. All information contained in the holding report must be current as of the date no more than 45 days prior to the date the report is submitted.

If you do not have any holdings to report, this should be indicated on the Annual Holdings Report Form. Annual Holdings Reporting Forms must be submitted to the CCO on or before January 31 of each year and the holdings reported on the form must be current as of no more than 45 days prior to the submission of such reports.

Note:  In lieu of completing the Reportable Securities section of the Initial or Annual Holdings Reporting Forms, for accounts held with a broker-dealer, you may provide duplicate account statements dated within the required reporting period and showing the account’s holdings as of that date. Any Reportable Securities not appearing on an account statement must be reported directly on the Reportable Securities section of the

Initial or Annual Holdings Reporting Form.

6. Quarterly Transaction Reports

No later than 30 calendar days after the end of March, June, September, and December, each year, each Access Person must file a Quarterly Transaction Report with the CCO.

The Quarterly Transactions Report requires each Access Person to list all transactions in Reportable Securities during the most recent calendar quarter in which the Access Person had Beneficial Ownership. This requirement may be satisfied by instructing the custodian for these accounts to send duplicate confirmations and brokerage account statements for the Covered Accounts, in which such transactions took place, to the Company, c/o the CCO, provided all required information is included in the report and the Company receives the confirmations or statements not later than 30 days after the close of the calendar quarter in which the transaction(s) took place. Alternatively, Access Persons may submit this information on the Reporting Form provided by the Company.

If you did not have any transactions or account openings to report, this should be indicated on the Quarterly Transactions Reporting Form. Signed and dated Quarterly Transactions Reporting Forms and/or duplicate account statements must be submitted to the CCO within 30 days of the end of each calendar quarter.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as a blind trust, wherein the Access Person has no knowledge of the specific management actions taken by the trustee and no right to intervene in the trustee’s management.

Any investment plans or accounts for which an Access Person claims an exception based on “no direct or indirect influence or control” must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception and make record of such determination. Unless and until such exception is granted, all applicable reporting requirements shall apply.

“No direct or indirect influence or control” with respect to an account shall mean that the Access Person has 1) no knowledge of the specific management actions taken by the trustee or third party manager, 2) no right to intervene in the management of the account by the trustee or third party manager, 3) no discussions with the trustee or third party manager concerning account holdings which could reflect control or influence, and 4) no discussions with the trustee or third party manager wherein the Access Person provides investment directions or suggestions.

In making a determination of whether or not the Access Person has direct or indirect influence or control, the CCO will ask for information about the Access Person’s relationship with the party responsible for making the investment decisions regarding the account (i.e., independent professional versus friend or relative; unaffiliated versus affiliated firm).

The Company requires that all Access Persons seeking a reporting exception for an account based on “no direct or indirect influence or control” complete the Code of Ethics Reporting Exception Certification Form initially when the exception is first sought and no less than annually thereafter.

The CCO may periodically request information or a certification from a party responsible for managing the account and may also periodically request reporting on the account to identify transactions that would have been prohibited pursuant to this Code of Ethics, absent the exception granted.

Review and Recordkeeping

The CCO shall review personal trading reports for all Access Persons no less than quarterly, and will otherwise take reasonable steps to monitor compliance with, and enforce this Code of Ethics. Evidence of the reviews shall be maintained in the Company's files. Another qualified individual will review the CCO's personal securities trading reports.

The Company reserves the right to require the Access Person to reverse, cancel, or freeze, at the Access Person's expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

If the Company discovers any trading activity that appears to be in violation of this policy, the CCO, and/or other senior representatives of the Company, will meet with the Access Person to review the findings and to discuss additional pertinent information related to the situation. Where necessary, one or more of the following remedial actions may be taken:

•	Written warning that will be made a permanent part of the Access Person's record;
•	Disgorgement of profits;
•	Monetary fine; and/or
•	Termination of employment.

The Company’s Code of Ethics is designed to mitigate material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO, or designee, will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior:

•	Trading in securities appearing on the Restricted List;
•	Frequent and/or short-term trades in any Security;
•	Front-Running and other trading in conflict with Client interests; and
•	Trading that appears to be based on Material Non-Public Information.

The CCO will review all reports submitted pursuant to the Code of Ethics for potentially abusive behavior. The CCO’s trades are reviewed by an alternate staff member to the extent one is available. Upon review, each report will be initialed and dated, and a written description of any issues noted will be attached. Any personal trading that appears abusive may result in further inquiry by the CCO or other senior management and/or sanctions, up to and including, dismissal.

Prohibited and Restricted Transactions

•	Access Persons may not acquire any Beneficial Ownership in any security in an initial public offering without first seeking written approval from the CCO.

•	Purchases and sales of restricted securities issued by public companies are generally prohibited, unless the CCO determines that the contemplated transaction will raise no actual, potential, or apparent conflict of interest.
•	Any Access Person wishing to purchase or sell a security obtained through a private placement, including purchase of any interest in a hedge fund, must first seek written approval by the CCO. In addition, if an Associated Person who owns a security in a private company knows that the company is about to engage in an IPO, he or she must disclose this information to the CCO.
•	Participation in Investment Clubs must be approved in writing by the CCO in advance of any such participation.

Timing of Personal Transactions

If the Company is purchasing/selling or considering for purchase/sale any Reportable Security on behalf of a Client Account, no Access Person may effect a transaction in that Reportable Security prior to the client purchase/sale having been completed by the Company, or until a decision has been made not to purchase/sell the Reportable Security on behalf of the Client Account and in accordance with the Company's pre clearance and blackout policy, if any.

Case-by-Case Exemptions

Because no written policy can provide for every possible contingency, the CCO may consider granting additional exemptions from the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the Access Person in writing to the CCO. Exceptions will only be granted in those cases in which the CCO determines that granting the request will create no actual, potential, or apparent conflict of interest.

Pre-clearance

As noted above, transactions in private placements and initial public offerings are prohibited, unless pre-clearance is obtained, in advance of the transaction. Pre-clearance is obtained by first completing and signing the Personal Trade Request Form. (A copy of the Personal Trade Request Form is included in this Code, or a copy can be obtained from the CCO.) The Personal Trade Request Form is then submitted to the CCO for pre-clearance.

If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

The Company does not require pre-clearance of all Associated Persons' personal securities transactions. If, however, the CCO, or designee, determines an exception/red flag based on regular reviews of an Associated Person's personal securities transactions, the CCO may require a specific Associated Person to obtain, in advance of future transactions, pre-clearance for all such transactions. In all such cases, the CCO shall determine beginning and ending dates for the pre-clearance requirement.

The CCO will explain to the Associated Person why pre-clearance is required and have the Associated Person sign an acknowledgement of understanding and acceptance. Records of the noted exceptions/red flags, remedial actions, and all related securities transactions will be maintained in the Company's files.

Restricted List

The Company has adopted a Restricted List which includes companies and issuers in whose securities

Associated Persons are prohibited from trading without first receiving written clearance from the CCO. Associated Persons may use the Personal Securities Trading Request Form for this purpose.

When a trading request is submitted, the CCO will check the trade request against the list(s) of restricted securities maintained by the Company. The trade request then is either approved or rejected depending on how the request compares with the restricted lists.

The CCO maintains the Restricted List and will distribute the Restricted List to Associated Persons when changes occur.

Issuers are placed on the Restricted List due to one or more of the following reasons:

•	The issuer is a Client, or an affiliate of a Client of the Company;
•	One or more of the Company’s Clients holds concentrated positions in securities of the issuer;
•	The Company or one or more of its Associated Persons has inside information about the issuer;
•	The CCO believes that trading in a specific company or issuer may present a conflict of interest to the Company or its Clients.

Sanctions and Reporting Violations of the Code

Disciplinary Responses

All disciplinary responses to violations of the Code shall be administered by the CCO. Determinations regarding appropriate disciplinary responses will be administered on a case-by-case basis.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or  without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Associated Person to civil, regulatory or criminal sanctions. No Associated Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Associated Persons must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, the Company will protect the identity of an Associated Person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting and other obligations that may follow the reporting of a potential violation. The CCO shall be responsible for ensuring a thorough investigation of all suspected violations of the Code and shall maintain a report of all violations. Retaliation against any Associated Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including, dismissal.

Insider Trading Policy

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-Public Information by such investment adviser or any associated person. Federal Securities Laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of Material Non-Public Information;
•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;
•	Trading by a non-insider who obtained Material Non-Public Information through unlawful means such as computer hacking;
•	Communicating Material Non-Public Information to others in breach of a fiduciary duty; and
•	Trading or tipping Material Non-Public Information regarding an unannounced tender offer.

Policies and Procedures

The purpose of these policies and procedures (the "Insider Trading Policies") is to educate our Associated Persons regarding insider trading, and to detect and prevent insider trading by any person associated with the Company. The term "insider trading" is not defined in the securities laws, but generally, it refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

The Company’s Insider Trading Policies and Procedures apply to all Associated Persons, as well as any transactions in any Securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Associated Person is a 10% or greater stockholder, as well as transactions by partnerships of which the Associated Person is a partner unless the Associated Person has no direct or indirect control over the partnership.

Prohibited Use or Disclosure of Material Non-Public Information

Associated Persons are strictly forbidden from engaging in Insider Trading, either personally or on behalf of the Company or its clients. The Company will not protect Associated Persons found guilty of Insider Trading. Associated Persons must notify the CCO immediately after receiving Material Non-Public Information and are prohibited from using this information for their own interests.

Material Non-Public Information may also be received subject to a confidentiality agreement to use the information only for a specific purpose, such as considering a specific transaction or investment. The CCO must approve all written confidentiality agreements relating to the receipt of Material Non-Public Information. Any disclosure or use of Material Non-Public Information in violation of such an agreement is prohibited.

Associated Persons may disclose Material Non-Public Information only to the Company Associated Persons and outside parties who have a valid business reason for receiving the information, and only in accordance with any confidentiality agreement or information barriers that apply.

Selective Disclosure

Non-public information about the Company’s investment strategies may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Associated Persons must never disclose proposed or pending investment activities or other sensitive information to any third party without the prior approval of the CCO. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that the Company owes to its Clients.

Receipt of Information

In certain instances, Associated Persons of the Company may receive information that may be deemed to be Material Non-Public Information. To the extent possible Associated Persons should seek pre-approval from the CCO prior to accessing such information. In all cases, Associated Persons should immediately inform the CCO if they have or believe they have received material nonpublic information.

Consideration for providing this authorization is based on an individual’s level of seniority, experience, and familiarity with the process for receipt and handling Material Non-Public Information.

If Associated Persons have questions as to whether they are in possession of Material Non-Public Information, they should contact the CCO immediately. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated. The CCO may also consult legal counsel.

Upon knowledge that any persons associated with the Company may have received unauthorized Material Non-Public Information, the CCO will take immediate action to investigate the matter thoroughly. Where Associated Person may have received Material Non-Public Information, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received. The CCO will determine what precautions may be appropriate to protect the improper dissemination or use of the information. The CCO will communicate restriction requirements to all Associated Persons in writing immediately after determining the need for such additional measures.

Relationships with Potential Insiders

Third parties with whom the Company has a relationship, such as the Company’s analyst or researcher, may possess Material Non-Public Information. Access to such information could come as a result of, among other things:

•	Being employed or previously employed by an issuer (or sitting on the issuer’s board of directors);
•	Working for an investment bank, consulting firm, supplier, or customer of an issuer;
•	Sitting on an issuer’s creditors committee;
•	Personal relationships with connected individuals; and
•	A spouse’s involvement in any of the preceding activities.

Individuals associated with a third-party who have access to Material Non-Public Information may have an incentive to disclose the information to the Company due to the potential for personal gain. Associated Persons should be extremely cautious about investment recommendations, or information about issuers that they receive from third parties. Associated Persons should inquire about the basis for any such recommendations or information, and should consult with the CCO if there is any appearance that the recommendations or information are based on Material Non-Public Information.

Rumors

Creating or passing false rumors with the intent to manipulate Securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to the Company’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Associated Persons. Associated Persons are prohibited from knowingly circulating false rumors or sensational information, which could impact market conditions for one or more Securities, sectors, or markets, or improperly influence any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Associated Persons of the Company and other market participants and trading counterparties.

Consult with the CCO if you have questions about the appropriateness of any communications.

Responsible

Associated Persons should consult with the CCO if there is any question as to whether non-public information is material.

Prohibited Activities

All Associated Persons of the Company, including contract, temporary, or part-time personnel, or any other person associated with the Company are prohibited from the following activities:

1.	trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities;
2.	communicating material, non-public information about the issuer of any securities to any other person; and
3.	communicating information known to be false to others (including but not limited to clients, prospective clients and Associated Persons) with the intention of manipulating financial markets for personal gain.

The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.

Reporting of Material, Non-Public Information

Any Associated Person who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Chief Compliance Officer. The Chief Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

Definitions

Material Information. "Material information" generally includes:

•	any information that a reasonable investor would likely consider important in making his or her investment decision; or
•	any information that is reasonably certain to have a substantial effect on the price of a company's securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Information provided by a company could be material because of its expected effect on a particular class of Securities, all of a company’s Securities, the Securities of another company, or the Securities of several companies. The prohibition against misusing Material Non-Public Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued Securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.

Non-Public Information. Information is "non-public" until it has been effectively communicated to the market and the market has had time to "absorb" the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. Examples of the ways in which non-public information might be transmitted include, but are not limited to: in person, in writing, by telephone, during a presentation, by email, instant messaging, text message, or through social networking sites.

Associated Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information.

Insider Trading. While the law concerning "insider trading" is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

Insiders. The concept of "insider" is broad, and includes all Associated Persons of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company's affairs and as a result has access to information solely for the company's purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company's attorneys, accountants, consultants, bank lending officers and the Associated Persons of such organizations.

Penalties for Insider Trading

The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:

•	civil injunctions;
•	jail sentences;
•	revocation of applicable securities-related registrations and licenses;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
•	fines for the Associated Person or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, the Company's management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

Gifts and Entertainment

Policies and Procedures

Associated Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Gift Giving Policy

The Company's employees are prohibited from giving gifts that may appear lavish or excessive, to any Client, prospect, individual, or entity with whom the Company does, or is seeking to do, business. Use the Gifts and Entertainment Reporting Form to meet the requirements of this policy. Associated Persons are prohibited from giving a cash payment or gift to a person for soliciting or referring clients or potential clients unless specifically permitted under the Company’s Cash Payment for Clients Solicition Policy.

Entertainment Giving Policy

The Company's employees are prohibited from giving entertainment that may appear lavish or excessive, to any Client, prospect, individual, or entity with whom the Company does, or is seeking to do, business. Use the Gifts and Entertainment Reporting Form to meet the requirements of this policy. If an event is highly publicized such that the tickets for such event may be selling in excess of their face value, Associated Persons must consider the mark-up or market value with respect to his/her reporting requirements.

These policies are not intended to prohibit normal business entertainment.

Associated Persons’ Receipt of Gifts

On occasion, Associated Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons. However, Associated Persons are prohibited from accepting extraordinary or extravagant gifts, and such gifts will be returned to the giver. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. Associated Persons must report all receipts of gifts to the CCO on the Gifts and Entertainment Reporting Form.

Use the Gifts and Entertainment Reporting Form to meet the requirements of this policy. Gifts such as gift baskets or lunches delivered to the Company’s offices, which are received on behalf of the Company, do not require reporting.

Associated Persons’ Receipt of Entertainment

Associated Persons are prohibited from accepting entertainment that may appear lavish or excessive. Associated Persons may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. Regardless of whether or not the Associated Person is accompanied to the event by the giver, employees must notify the CCO. Use the Gifts and Entertainment Reporting Form to meet the requirements of this policy. If an event is highly publicized such that the tickets for such event may be selling in excess of their face value, Associated Persons must consider the mark-up or market value with respect to his/her reporting requirements. Associated Persons must report all receipts of entertainment to the CCO on the Gifts and Entertainment Reporting Form.

Gifts and Entertainment Given to Union Officials

Any gift or entertainment provided by the Company to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of the Company’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the CCO on the Gifts and Entertainment Reporting Form.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities”

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, Employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

Associated Persons must use the Gifts and Entertainment Reporting Form to disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

Agreement to Abide by Code of Ethics

This agreement is entered into by and between Slow Capital, Inc. (the "Company") and the Associated Person whose name and signature is represented below.

By signing this agreement, I,                                                              , acknowledge that:

___   I have received a copy of the Company's Code of Ethics;

___   I have read and understand the information contained in the Code of Ethics; and,

___   I will abide by the Code of Ethics and any subsequent amendments thereto.

To comply with the personal securities transactions reporting policy and the Company's Code of Ethics, I further certify that I have directed each broker with whom I have a Covered Account containing Covered Securities and to send to the Company's designated Chief Compliance Officer duplicate copies of all periodic statements relating to my accounts or have otherwise complied with the reporting requirements of the policy and the Company's Code of Ethics.

To meet the disclosure requirements of pertinent securities laws, rules and regulations, I further certify that I will disclose all legal and disciplinary events for which I am, or have been personally involved, including information regarding any actions or fines by any Self-Regulatory Organization.

Signature:

Date:

Personal Securities Trading Request Form

Slow Capital, Inc.

Name:  _________________________________

Details of Proposed Transaction:

Circle One	Purchase/Sale
Date of Transaction
Indicate Name of Issuer and Symbol
Type of Security (e.g., Note, Common Stock, Preferred Stock)
Quantity of Shares or Units
Price Per Share/Unit
Approximate Dollar Amount
Account for Which Transaction will be Made
Name of Broker

Date of Request _________________________________

You ____ may / ____ may not execute the proposed transaction described above.

Authorized Signature: _________________________________

Date of Response:     _________________________________

Initial Personal Securities Holdings Report

(page 1 of 2)

To: Chief Compliance Officer, Slow Capital, Inc.

From: _________________________________

              (Access Person - Please Print)

NOTE: IN LIEU OF COMPLETING THE TABLE BELOW, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED, PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW. HOWEVER, IF DUPLICATE STATEMENTS ARE PROVIDED, THE REPORTING FORM MUST ALSO BE COMPLETED, DATED AND SIGNED.

Re: Initial Personal Securities Holdings Report:

As of ____________, 20___,  I hold the following Covered Securities:

Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker-Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

_______The following broker-dealer, bank, or other custodian holds accounts invested in Non-Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary.

______As of _____________, 20______, I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am an Access Person with Slow Capital, Inc..

Signed: _________________________________  Date:_________________________________

Report reviewed by:________________________ Date:_________________________________

Quarterly Report of Personal Securities Transactions Report

(page 1 of 2)

To: Chief Compliance Officer, Slow Capital, Inc.

From: _________________________________

              (Access Person - Please Print)

NOTE: IN LIEU OF COMPLETING THE TABLE BELOW, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED, PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW. HOWEVER, IF DUPLICATE STATEMENTS ARE PROVIDED, THE REPORTING FORM MUST ALSO BE COMPLETED, DATED AND SIGNED.

Re: Quarterly Report of Personal Securities Transactions Report, as amended:

During the quarter ending _______________, I have purchased, sold, or have otherwise obtained Beneficial Ownership in the following securities:

Date of Transaction	Security Title*	Type of Transaction (Purchase/Sale/Other)	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Price	Name of Broker-Dealer

 *Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

______During the above period, I have not purchased or sold any Reportable Securities in which I have direct or indirect Beneficial Ownership.

______During the above period, I have disclosed to the Company all new accounts in which I have direct or indirect Beneficial Ownership.

______I do not currently have any Beneficial Ownership in any Covered Accounts. However, I agree to promptly notify Slow Capital, Inc., if I obtain Beneficial Ownership in any account, so long as I am an Access Person of Slow Capital, Inc..

Signed: _________________________________  Date:_________________________________

Report reviewed by:________________________ Date:_________________________________

Annual Personal Securities Holdings Report

(page 1 of 2)

To: Chief Compliance Officer, Slow Capital, Inc.

From: _________________________________

              (Access Person - Please Print)

NOTE: IN LIEU OF COMPLETING THE TABLE BELOW, DUPLICATE COPIES OF BROKERAGE STATEMENTS MAY BE SUBMITTED, PROVIDED THE STATEMENTS INCLUDE THE INFORMATION REQUIRED BELOW. HOWEVER, IF DUPLICATE STATEMENTS ARE PROVIDED, THE REPORTING FORM MUST ALSO BE COMPLETED, DATED AND SIGNED.

Re: Annual Personal Securities Holdings Report:

As of, ___________, 20_____, I hold the following Covered Securities:

Security Title*	Type of Security	Ticker/CUSIP	# of Shares	Principal Amount	Name of Broker-Dealer

*Include interest rate and maturity date, if applicable. Use additional sheet(s), if necessary.

(page 2 of 2)

_____The following broker-dealer, bank, or other custodian holds accounts invested in Non-Reportable Securities in which I have Beneficial Ownership.

Name of Broker, Dealer, or Bank	Account Title	Account Number

Use additional sheet(s), if necessary

_________As of ___________, 20______, I do not have any direct or indirect Beneficial Ownership in any account containing any securities. However, I agree to promptly notify the designated Chief Compliance Officer, if any such account is opened, so long as I am an Associated Person with Slow Capital, Inc..

Signed: _________________________________  Date:_________________________________

Report reviewed by:________________________ Date:_________________________________

Annual Certification of Compliance

With The Personal Securities Transactions Disclosure Requirements

And Code Of Ethics For Slow Capital, Inc.

In accordance with the policies and procedures regarding Personal Securities Transactions and the Code of Ethics for Slow Capital, Inc., I certify that during the year ending December 31, ________:

______I have reported all Covered Securities holdings in which I have Beneficial Ownership.

______I have obtained pre-clearance for all Covered Securities transactions in which I have Beneficial Ownership, except for transactions that are exempt from pre-clearance or those for which I have received a written exception from the Chief Compliance Officer.

______I have reported all Covered Securities transactions in which I have Beneficial Ownership, except for transactions, which are exempt from reporting, or for which I have received a written exception from the Chief Compliance Officer.

______I have complied with the Code of Ethics in all other respects.

Print Name:   _________________________________

Signature:      _________________________________

Dated:           _________________________________

Gifts and Entertainment Reporting Form

I gave / received a gift / entertainment. (circle as applicable)

Describe the gift or entertainment:

Approximate cost or value (whichever is higher):

Third-party giver or recipient:

Describe any known relationship between the third-party giver or recipient and any public issuer or government entity:

Describe the relationship between the third party and yourself and/or the Company.

If known, describe the reason that the gift or entertainment was given or received:

List any other gifts or entertainment given by, or received from, the third party within the past 12 months, along with their approximate cost or value.

Is the recipient a union official or otherwise associated with a Taft-Hartley Fund? Yes / No

__________________________________                     __________

Signature                                                                         Date

______________________________

Print Name

Reviewer Use Only

__________  Approved            ___________  Not Approved

Reviewed by:   ________________________________

Title:                 ________________________________

Date:                ________________________________

Additional Notes (if needed):